UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 16, 2016

PATHFINDER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Commission File Number

001-36695

Maryland	38-3941859
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

214 West First Street, Oswego, NY 13126
(Address of Principal Executive Office) (Zip Code)

(315) 343-0057
(Registrant's Telephone Number including area code)

Not Applicable
Former Name or Former Address, If Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 – Termination of a Material Definitive Agreement
The Board of Directors of Pathfinder Bancorp, Inc, (NASDAQ PBHC) ("The Company"), the holding company of Pathfinder Bank, reported on February 16, 2016  that it had redeemed all of the 13,000 outstanding shares of the Company's Senior Non-Cumulative Perpetual Preferred Stock, Series B, liquidation amount $1,000 per share (the "Series B Preferred Stock"), that had been issued to the United States Department of the Treasury (the "Treasury") in September 2011 pursuant to the Treasury's Small Business Lending Fund ("SBLF") program. The aggregate redemption price of the Series B Preferred Stock was $13,016,250, including dividends accrued but unpaid through, but not including, the redemption date. The redemption of the Series B Preferred Stock terminates the Company's participation in the SBLF program in full and has been approved by the Company's primary Federal regulator.
Within the last year and a half, the Company completed a successful common stock offering and subordinated debt issuance which had the twofold purpose of allowing for the redemption of the SBLF preferred stock, as well as positioning the Company for continued growth.  Retained earnings also contributed to the Company's redemption and positioning for growth.  Pathfinder Bank continues to grow its commercial loan portfolio. After the redemption, the Bank and Company's capital ratios remain in excess of the capital ratios required to meet the regulatory "well-capitalized" designation.
About Pathfinder Bancorp, Inc.
Pathfinder Bancorp, Inc. is the bank holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has nine full service offices located in its market areas consisting of Oswego and Onondaga County.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                                                             PATHFINDER BANCORP, INC.

Date February 17, 2016	By: /s/ Thomas W. Schneider
Thomas W. Schneider
President and Chief Executive Officer